Exhibit 5.1

1001 Pennsylvania Avenue, NW, Washington, DC 20004-2595 • p202 624-2500 • f202 628-5116

December 16, 2025

Rekor Systems, Inc.

6721 Columbia Gateway Drive

Suite 400

Columbia, MD 21046

Attn: Robert A. Berman

Re: Rekor Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to Rekor Systems, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the offering by the Company of 8,571,428 units (the “Units”), each consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (the “Warrants”) to purchase one share of Common Stock, and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), which securities are registered under the registration statement on Form S-3 (File No. 333-281042), filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2024, under the Securities Act of 1933, as amended (the “Act”), and declared effective by the SEC on August 6, 2024 (the “Registration Statement”).

The Units (including the Common Stock and Warrants included therein) are to be sold by the Company pursuant to an Underwriting Agreement dated December 13, 2025 (the “Underwriting Agreement”) entered into by and between the Company and William Blair & Company, L.L.C., a copy of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, in connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including (i) the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, (ii) the base prospectus, dated August 6, 2024, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated December 13, 2025, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Units and the Warrant Shares (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), (iii) the organizational documents of the Company, including the Company’s Amended and Restated Certificate of Incorporation, as amended and currently in effect, and the Company’s Amended and Restated Bylaws, as currently in effect, (iv) minutes and records of the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Units (including the Common Stock and Warrants included therein) and the Warrant Shares, (v) the Underwriting Agreement, and (vi) the form of Warrant. With the Company’s consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, we are of the opinion that (i) the Common Stock included in the Units has been duly authorized and, upon issuance and delivery against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable; (ii) the Warrants included in the Units have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) the Warrant Shares have been duly authorized and reserved for issuance and, upon issuance and delivery upon exercise of the Warrants in accordance with their terms and against payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for the Company’s benefit in connection with the Registration Statement and may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed as of the date hereof by the Company and incorporated by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP

Crowell & Moring LLP